Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Copy

Amended and Restated License Agreement

Dated as of 28 March 2022

LiPlasome Pharma ApS

Business registration no.: 29428514

Tabletvej 1

DK-7100 Vejle

(hereinafter “LiPlasome” or “Licensor”)

and

Allarity Therapeutics Europe ApS

(formerly known as Medical Prognosis Institute A/S and Oncology Venture A/S)

Business registration no.: 34623562

Venlighedsvej 1

DK-2970 Hørsholm

(hereinafter “ALLARITY”)

and

Chosa ApS

Business registration no.: 43134477

Frederiksgade 17

DK-1265 København K

(hereinafter “Chosa” or “Licensee”)

(hereinafter referred to separately as a “Party” and collectively as the “Parties”)

have today entered into this

AMENDED AND RESTATED LICENSE AGREEMENT
(the “Agreement”)

regarding Chosa’s development and commercialization of LiPlaCis as a cancer treatment drug.

1.	Background

1.1	Whereas LiPlasome and Allarity Therapeutics Europe ApS (formerly known as Oncology Venture Product Development ApS), business registration no. 34623562 (entered into a certain License Agreement for LiPlaCis, effective as of 15 February 2016 as amended as of January 27, 2021 (the “Original Agreement”).

1.2	Whereas LiPlasome owns and has developed a third-generation liposomal delivery technology and related intellectual property rights which has led to the creation of a range of products for the treatment of cancer, including a targeted, liposomal formulation of the chemotherapeutic Cisplatin (“LiPlaCis”).

1.3	Whereas, prior to the execution of the Original Agreement, LiPlasome invested considerable resources in the development of LiPlaCis as a cancer treatment drug including the conduct of a phase 1 study at Rigshospitalet (Denmark) which was to be followed by a phase 1 extension study, as well as a phase 1 study in the Netherlands.

1.4	Whereas, prior to the execution of the Original Agreement, the current and previous LiPlasome shareholders invested approximately DKK 62,500,000 in the LiPlasome Patents and studies and were seeking a partner to continue the ongoing and planned studies.

1.5	Whereas, the Parties wish to assign, amend and restate the Original Agreement in order to (i) simplify the terms and conditions of their Agreement and (ii) permit Chosa to replace ALLARITY as licensee under this Agreement and to further advance clinical development and commercialization of LiPlaCis in accordance with the terms of this Agreement.

1.6	Now therefore, the Parties have entered into this Agreement.

2.	Definitions

2.1	“Affiliate” means any entity that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with a Party, except that in countries where ownership of a majority or Controlling interest by a foreign entity is not permitted by law, rule or regulations, the foreign entity’s direct or indirect voting interest may be less than a majority or Controlling interest.

2.2	“Combination Product” means a Product that contains one or more additional active ingredients (whether co-formulated or co-packaged) that are neither the Product nor generic compositions of matter equivalents thereof.

2.3	“Control” means the ability, directly or indirectly, to direct the affairs of another by means of: (i) ownership of at least fifty per cent (50%) of the voting shares in any entity, or, in the case of an entity that has no outstanding securities, having the right to fifty per cent (50%) or more of the profits of the entity, or having the right in the event of dissolution to fifty per cent (50%) or more of the assets of the entity; or (ii) by contract or otherwise.

2.4	“DRP® Companion Diagnostics” means the DRP® biomarkers and algorithms developed by ALLARITY that specifically predict likelihood of patient response to LiPlaCis and/or Cisplatin, as more specifically covered by and described in US Patent No. 10,907,214; EP 3342879; HK 1255416; PCT/EP2008/003789; US Patent No. 8,445,198; CA 2,631,236; CN ZL200680052220.2; and JP 5984324; PCT/IB2011/001405; US Patent No. 9,598,734; AU 2011246976; and EP 2563936; and pending patent applications in the foregoing patent families; it being understood that the DRP® Companion Diagnostics shall include the DRP® biomarkers and algorithms that were used in the published lung cancer study by Ida Kappel Buhl Plos One https://journals.plos.org/plosone/article?id=10.1371/journal.pone.0194609 as well as for the LiPlaCis Phase 2 study.

2.5	“DRP® Companion Diagnostics License” has the meaning given to it in clause 3.5.

2.6	“Effective Date” has the meaning given to it in clause 9.1.

2.7	“EMA” means the European Medicines Agency or the equivalent Regulatory Authority with competent jurisdiction in the United Kingdom or any successor entity to either of the foregoing.

2.8	“Europe” means European Union as of the Effective Date, together with the United Kingdom.

2.9	“European Union” or “EU” means the European Union member states as then constituted. As of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

2.10	“FDA” means the United States Food and Drug Administration, or any successor agency thereto in the United States.

2.11	“Field” means the analysis and treatment of all cancers in human beings and animals.

2.12	“Governmental Authority” means in any country the government entity having authority over the manufacturing, marketing, selling, pricing, reimbursement, testing, investigating or regulating of the Product, and all states or other political subdivisions thereof and supranational bodies applicable thereto, including Europe, and all agencies, commissions, officials, courts or other instrumentalities of the foregoing.

2.13	“IFRS” means the International Financial Reporting Standards developed by the International Accounting Standards Board from time to time, consistently applied.

2.14	"Licenses” means the LiPlasome License and the DRP® Companion Diagnostic License collectively.

2.15	The “LiPlasome License” has the meaning given to it in clause 3.2.

2.16	"LiPlaCis" has the meaning given to it in clause 1.2.

2.17	“LiPlasome Patents” has the meaning given to it in clause 3.1.

2.18	“LiPlaCis Support Agreement” means the LiPlaCis Support Agreement dated as of the Effective Date to which Allarity Therapeutics Europe ApS, Allarity Therapeutics A/S, Smerud Medical Research International AS, Chosa ApS and LiPlasome Pharma ApS are parties and to which this Agreement is attached as Exhibit A.

2.19	“LiPlasome Trademarks” has the meaning given to it in clause 3.1.

2.20	“New IPR” has the meaning given to it in clause 7.7.

2.21	“Net Sales” means, on a country-by-country and Product-by-Product basis in the Territory, with respect to any period for each country, the gross amounts invoiced by Chosa or its respective Affiliates or its or their respective sublicensees or assignees (each, a “Selling Party”), as applicable, to Third Parties (who are not sublicensees or assignees) for sales of a Product in the Field in such country, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid, incurred, allowed, accrued or specifically allocated by the Selling Parties with respect to the sale of such Product in such country: (a) discounts, including trade, quantity or cash discounts, credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods, or damaged goods, which discounts are applied on a basis consistent with the selling Person’s practices with respect to the selling Person’s other pharmaceutical products; (b) rebates and chargebacks allowed, given or accrued (including cash, governmental and managed care rebates, hospital or other buying group chargebacks, cash and non-cash coupons, retroactive price reductions, and governmental taxes in the nature of a rebate based on usage levels or sales of such Product); (c) sales, excise, turnover, inventory, value-added, import, export, excise (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws) and other taxes levied on, absorbed, determined or imposed with respect to the sale of such Product (excluding income or net profit taxes or franchise taxes of any kind); (d) freight and insurance charges, customs charges, postage, shipping, handling, REMS compliance costs and other transportation costs incurred in shipping such Product; (e) amounts paid or credited to customers for bona fide inventory management services; and (f) the portion of any management fees paid during the relevant time period to group purchasing organizations, wholesalers and managed care organizations to the extent determined by sales or utilization of such Product. Net Sales will be determined in accordance with IFRS. Without limiting the generality of the foregoing, transfers or dispositions of a Product for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes where no consideration is exchanged will be excluded from Net Sales, as will sales or transfers of a Product among the Selling Parties.

Subject to the above deductions, Net Sales shall be deemed to occur on, and only on, the first sale by a Selling Party to a non-sublicensee and non-assignee Third Party. If non-monetary consideration is received by a Selling Party for the Product in the relevant country, Net Sales will be calculated based on the average price charged for such Product, as applicable, during the preceding period, or in the absence of such sales, the fair market value of the Product, as applicable, as determined by the Parties in good faith.

If a Product is sold as part of a Combination Product, Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country of the applicable Product as the sole therapeutically active ingredient; and

“B” is the gross invoice price in such country of the other therapeutically active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variation in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product.

2.22	The “Original Agreement” has the meaning given to it in clause 1.1.

2.23	“Person” means any individual or entity (including partnerships, corporations, limited liability companies, trusts and governmental authorities).

2.24	“Product” means all preparations, compositions and formulations of LiPlaCis or any other formulations of cisplatin, together with all current and future formulations, versions, compositions and presentations of product, together with any improvements or modifications, that use either LiPlaCis or any other formulations of cisplatin as its active pharmaceutical ingredient alone or in combination with other therapeutically or prophylactically active pharmaceutical ingredients as part of a Combination Product.

2.25	“Proprietary Rights” has the meaning given to it in clause 7.1.

2.26	Prosecution” means, with respect to LiPlasome Patents, the preparation of, filing for, prosecuting, responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings (including conducting or participating in interference, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto) filed by Third Parties against, and maintaining, LiPlasome Patents.

2.27	“Regulatory Approval” means, with respect to a pharmaceutical product in a particular jurisdiction, all approvals or other permissions from the applicable Regulatory Authority in such jurisdiction necessary to market and sell such product in such jurisdiction, including pricing and reimbursement approvals if required prior to the first marketing or sale of such product in such jurisdiction.

2.28	“Regulatory Authority” means any applicable Governmental Authority having the administrative authority to regulate the manufacturing, development, commercialization, reimbursement or pricing, as applicable, for the Product, including Regulatory Approvals, including the FDA and the EMA or by any applicable Governmental Authority in any member state of the European Union or in the United Kingdom.

2.29	“Smerud” means Smerud Medical Research International AS, Thunes Vei 2, N-0274 Oslo, Norway.

2.30	“Territory” means worldwide.

2.31	“Third Party” means any Person other than the Parties and their Affiliates.

2.32	Clause headings herein are for ease of reference only and shall not affect the interpretation of this Agreement. Annexes form part of this Agreement and have effect as if set out in the body of this Agreement. Reference to this Agreement includes reference to the Annexes. In the event of inconsistency between the body of this Agreement and an Annex, the body of this Agreement shall prevail.

2.33	Reference to (a) days means calendar days; (b) persons includes a natural person, corporate or unincorporated body (whether or not having separate legal personality); (c) one gender includes other genders; (d) a Party includes that Party’s personal representatives, successors or permitted assigns; (e) a statute, statutory provision or subordinated legislation includes such items as amended or re- enacted from time to time, whether before or after the date of this Agreement; (f) writing or written includes e-mail; (g) a document includes varied or novated documents; and (h) including, include, in particular or similar expressions are illustrative and do not limit the preceding words. Words in the singular include the plural and vice versa.

3.	License

3.1	LiPlaCis License. LiPlasome owns the LiPlaCis technology, including, but not limited to, the patent applications and patents listed in Exhibit B (collectively the “LiPlasome Patents”) and the trademarks listed in Exhibit C (collectively the “LiPlasome Trademarks”).

3.2	Subject to the terms and conditions laid down in this Agreement, Chosa is hereby granted by Liplasome a global, perpetual, and exclusive license to use the LiPlaCis technology, including, but not limited to, the LiPlasome Patents and the LiPlasome Trademarks, any and all information and data, related to LiPlaCis generated, owned or controlled by LiPlasome, screening data related to LiPlaCis generated, owned or controlled by LiPlasome until and including 15 February 2016 (including screening data from the Phase 1/2 clinical trial of LiPlaCis) conducted by LiPlasome, as well as screening data related to LiPlaCis generated by ALLARITY and Smerud after 15 February 2016 and owned by LiPlasome in accordance with clause 7.6 of the Original Agreement (the “LiPlasome License”). The LiPlasome License grants Chosa all rights to research, develop, manufacture, use, import, export, distribute, promote, market, offer for sale, sell, sub-license (through multiple tiers) and otherwise exploit and commercialize LiPlaCis for any indication or use without limitation worldwide.

3.3	For the avoidance of doubt, except for the screening data, cf. clause 7.11, the LiPlasome License covers LiPlaCis only. LiPlasome shall be entitled and obligated to retain, maintain, obtain and hold all LiPlasome Patents, LiPlasome Trademarks and the screening data referred to in clause 3.2, and shall have the sole right under the LiPlasome Patents and LiPlasome Trademarks to develop, manufacture, have made, use, import, export, distribute, promote, market, offer for sale, sell, sub-license and otherwise exploit and commercialize all other products than LiPlaCis worldwide.

3.4	For the avoidance of doubt, this Agreement shall be deemed to amend and replace the Original Agreement.

3.5	DRP® Companion Diagnostics License. Subject to the terms and conditions of this Agreement, ALLARITY (i) hereby grants Chosa an exclusive, perpetual, fully paid-up, royalty-free, transferable, sublicensable (through multiple tiers) license to the DRP® Companion Diagnostics, including Exhibit A, solely for research, development and commercialization of Products in the Territory in the Field and (ii) hereby grants Chosa a non-exclusive, perpetual, fully paid-up, royalty-free, transferable, sublicensable (through multiple tiers) license to use any and all know-how and intellectual property rights owned or controlled by ALLARITY relevant for Chosa's use of the DRP® Companion Diagnostics as contemplated in this Agreement solely for use in the development and commercialization of the Products in the Territory in the Field, including, but not limited to, any patents owned or controlled by ALLARITY for any use in the Territory in the Field (the “DRP® Companion Diagnostics License”); and (iii) hereby offers to Chosa (x) DRP® Companion Diagnostics testing support to Chosa in the European Union, Switzerland, Norway, Iceland and United Kingdom, at an agreed-upon cost per test not to exceed USD$[***], through the first Regulatory Approval of the Product in the Territory, all subject to a separate DRP® Companion Diagnostic services agreement to be entered into by the Parties on mutually agreed terms; and (y) assistance to Chosa in arranging DRP® Companion Diagnostics testing through ALLARITY’s existing CLIA laboratory partner Almac at a cost per test (to be paid by Chosa) set by Almac from time to time. For clarity, the DRP® Companion Diagnostics License shall include full access to and control of the algorithms, processes, and procedures relating to ALLARITY’s DRP® Companion Diagnostics. ALLARITY represents and warrants that the DRP® Companion Diagnostics will be the same as that used in the LiPlaCis Phase 2 study and, in connection with Chosa’s review and diligence of the DRP® Companion Diagnostics, ALLARITY provided Chosa the opportunity to review the operability of the DRP® Companion Diagnostics to Chosa at ALLARITY’s offices at Hoersholm, Denmark on March 21, 2022. No other right or license (implied or otherwise) is granted under this Agreement except as expressly set forth herein.

3.6	For a period of sixty (60) days from the Effective Date, ALLARITY shall use commercially reasonable efforts to provide reasonable assistance requested by Chosa to facilitate the transfer of technical data and processes related to LiPlaCis and DRP® Companion Diagnostics to Chosa, and to transfer to Chosa the screening data licensed to Chosa under the LiPlasome License, by providing Chosa with reasonable access by teleconference or in-person to ALLARITY personnel involved in the research, development and manufacture of LiPlaCis, including through semi-monthly project transition calls with Chosa to address transition and outstanding issues; provided such ALLARITY personnel remain employed by ALLARITY or its Affiliates during such sixty (60) day period following the Effective Date. From the Effective Date until the first regulatory filing by Chosa, ALLARITY will provide regulatory expertise and support to Chosa not to exceed one hundred (100) man-hours in the aggregate from all employees of ALLARITY or its Affiliates that are made available to Chosa at an FTE commercial market rate set by ALLARITY and agreed to by Chosa. All support provided by ALLARITY employees shall be coordinated and approved by ALLARITY, and Chosa shall not have direct access to ALLARITY employees outside of such coordination and approval by ALLARITY unless otherwise approved in writing by ALLARITY.

3.7	For a period of sixty (60) days from the Effective Date, ALLARITY shall provide to Chosa access to allow Chosa to make copies of all of the materials provided in the data room set up by ALLARITY for this transaction, including, but not limited to, the information described in Exhibit A (including allowing Chosa to prepare a DVD ROM disc (or similar media) containing a digital copy) of all of the materials included in such data room, and ALLARITY shall for a period of thirty (30) days following the Effective Date provide Chosa access to any and all underlying source data and documents necessary for exploitation and use of available documents in the data room. As of the Effective Date, ALLARITY covenants that materials referred to in Exhibit A are included in the data room described in this Clause 3.7.

4.	Chosa obligations

4.1	Chosa warrants that it will timely and diligently fulfil all its obligations hereunder with the aim of maximising the commercialization of LiPlaCis and Products.

4.2	Chosa will exercise commercially reasonable efforts to prepare a novel comprehensive information memorandum pitch package concerning LiPlaCis to be presented to potential external Third Parties, including the elaboration of Phase 2 clinical study reports and the U.S. FDA feedback received on (i) ALLARITY’s approved Investigation Device Exemption (IDE) to use the DRP for further U.S. clinical studies of LiPlaCis; and (ii) the IND filed to conduct a Phase 3/pivotal trial of LiPlaCis using the DRP to select and treat patients.

4.3	As of the Effective Date, Chosa shall take over and be responsible for the maintenance and enforcement of the LiPlasome Patents and the LiPlasome Trademarks, including pursuing pending patent applications, in the name of LiPlasome, and bear any and all external costs arising out thereof. In accordance with past practice LiPlasome will pay the ordinary maintenance costs of the LiPlasome Patents and the LiPlasome Trademarks subject to prompt reimbursement by Chosa. Specifications of the patent maintenance costs due in May and June 2022 have been submitted to Chosa by LiPlasome.

4.4	Subject to clause 11 (confidentiality);

(i)	Chosa will provide full transparency to update LiPlasome concerning its efforts to obtain Regulatory Approval or Net Sales of the Product and will, by the end of each calendar quarter, deliver a written report with supporting documentation and particulars concerning the current status; and

(ii)	by the end of each year, Chosa will disclose to LiPlasome any material correspondence and documentation between Chosa and any actual or potential business partner to the extent related to the LiPlasome License.

5.	Financial Terms

5.1	As of the execution of this Agreement: (a) Smerud agreed to cancel Norwegian Kronor (NOK) [***] by way of debt cancellation relating to prior work by Smerud; and (b) ALLARITY agrees to pay to LiPlasome [***] per cent ([***]%) of such debt cancellation amount, equal to Norwegian Kronor (NOK) [***] (which may be payable in Danish Kroner as provided in the LiPlaCis Support Agreement), in immediately available funds on the Effective Date of this Agreement as provided in the LiPlaCis Support Agreement.

5.2	Chosa shall make the following development milestone payments to ALLARITY and LiPlasome, with each of ALLARITY and LiPlasome receiving [***] percent ([***]%) of such amount at the time of each payment, that are set forth below upon the first achievement by or on behalf of Chosa or any other Selling Party of the applicable milestone events (“Milestone Events”) set forth below with respect to each Product, it being understood and agreed that in no event will more than one (1) milestone payment be paid with respect to any specific event triggering a payment under this Agreement.

LiPlaCis
Development Milestone Event	Milestone Payments (in USD)
Receipt of first Regulatory Approval for the first Product in the United States	$[***]
Receipt of first Regulatory Approval for the first Product in any country in Europe, including on a centralized filing basis by the EMA	$[***]
First achievement (on a cumulative basis) of $[***] of Net Sales of Product by the Selling Parties in the United States	$[***]
First achievement (on a cumulative basis) of $[***] of Net Sales of Product by the Selling Parties in any country in Europe	$[***]

5.3	Chosa shall transfer any relevant part of the Milestone Payments due under clause 5.2 to ALLARITY and LiPlasome, as applicable, no later than ten (10) days after Chosa has, or Chosa’s Affiliates, subsidiaries or shareholders have, achieved a Milestone Event together with statements of proceeds which shall include all relevant written information in order for ALLARITY and LiPlasome to establish the accuracy of the payments.

5.4	No other payments of any kind are due by Chosa to ALLARITY or LiPlasome under this Agreement, other than specified in clauses 5.1 through 5.3 and/or as otherwise provided by this Agreement.

6.	Audit and objection

6.1	Upon reasonable written notice by ALLARITY or LiPlasome, Chosa shall permit ALLARITY or LiPlasome and ALLARITY’s or LiPlasome’s representative(s), as applicable, access to any area of Chosa’s facilities and books and records relating to the performance of this Agreement. Chosa shall ensure that a similar right can be exercised by ALLARITY or LiPlasome against Chosa’s subcontractors, sublicensees and other business partners. Such access shall include the right for LiPlasome and/or its representatives to conduct an audit to determine and ensure Chosa’s compliance with the terms and conditions of this Agreement, as well as a verification of the status of any Regulatory Approval by the U.S. FDA and any other Regulatory Authority, and the status and results of any clinical tests and trials.

6.2	If ALLARITY or LiPlasome do not agree to the calculation of the amount of any Milestone Payments paid or payable in accordance with clause 5.2, ALLARITY or LiPlasome shall provide Chosa with a reasoned objection within four (4) weeks from receipt of the applicable Milestone Payment. If no such objection is filed in time, ALLARITY or LiPlasome shall be deemed to have agreed to the calculation. If ALLARITY or LiPlasome files an objection in time, the Parties shall negotiate to reach an agreement. In the event that the Parties have not reached an agreement within four (4) weeks following ALLARITY’s or LiPlasome’s objection, the Milestone Payments shall be determined as promptly as practicable by an independent auditor appointed, at the request of either Party, by FSR - Danske Revisorer. The independent auditor shall act as an expert only and is not competent to make decisions concerning the legal interpretation of the Agreement. Chosa shall provide the independent auditor unrestricted access to all books, records, information and documentation of Chosa and its subcontractors that the independent auditor in his discretion may consider relevant, as well as an opportunity to interview and ask written questions to employees, directors, consultants and subcontractors of Chosa. The independent auditor’s calculation of such Milestone Payments shall be final and binding upon the Parties, except in the event of manifest error. The independent auditor shall decide on the apportionment of cost and expenses of the independent auditor between the Parties and for this purpose, the independent auditor may take into consideration the degree to which the independent auditor’s calculation is in favour of the Parties’ respective positions.

6.3	If the independent auditor identifies any underpayment of Milestone Payments to ALLARITY or LiPlasome, Chosa shall promptly pay to ALLARITY or LiPlasome, as applicable, the deficit with interest at a rate of six (6) months’ CIBOR (Copenhagen Inter Bank Offer Rate) plus five per cent (5%), with a floor of four per cent (4%). ALLARITY and LiPlasome each shall solely bear the costs of any audit initiated by ALLARITY or LiPlasome, as applicable, unless the independent auditor identifies an underpayment to ALLARITY or LiPlasome; in which case Chosa shall solely bear the costs of such audit.

7.	Intellectual property rights

Proprietary rights

7.1	All right, title and interest to the LiPlasome Patents (including applications, provisional applications, divisionals, continuations, continuations-in-part, reissues, and re-examinations) as well as the LiPlasome Trademarks, the screening data generated before or after 15 February 2016 relating to LiPlaCis and any know-how, including any material containing or evidencing LiPlasome know-how disclosed by LiPlasome to Chosa shall belong solely and exclusively to LiPlasome (“Proprietary Rights”).

7.2	Each of LiPlasome and Chosa shall promptly notify the other in writing in the event that it becomes aware of any third-party alleged infringement or challenge of the Proprietary Rights or the products covered by the LiPlasome License.

7.3	Each of ALLARITY and Chosa shall promptly notify the other in writing in the event that it becomes aware of any third-party alleged infringement or challenge of the DRP® Companion Diagnostics covered by the DRP® Companion Diagnostics License.

7.4	If any Proprietary Rights under the LiPlasome License are infringed or misappropriated by a Third Party or otherwise become the subject of legal or administrative proceedings, LiPlasome and Chosa shall jointly decide whether to pursue such infringement and all costs shall be split equally. In case LiPlasome and Chosa cannot agree whether to pursue infringements, either of LiPlasome and Chosa shall be entitled to initiate proceedings/negotiations on its own, however, in such case the costs related to such proceedings/negotiations shall be borne by either of LiPlasome and Chosa, as applicable, alone and all damages, fees, compensation, etc. and/or settlement amounts awarded or obtained during such proceedings/negotiations shall accrue to such Party as well. The foregoing shall also apply with respect to defending such Proprietary Rights in case of third-party claims of infringement by either LiPlasome and/or Chosa.

7.5	Chosa will coordinate in good faith the enforcement, defense and Prosecution of the LiPlasome Patents, as well as any patent term extensions, adjustments, restorations or supplementary protection certificates with respect to the LiPlasome Patents, with LiPlasome on an ongoing basis. For this purpose, Chosa will procure that LiPlasome is copied on all correspondence (including patent agents and the like), to the extent that such correspondence is related to the LiPlasome Patents. In the event that Chosa does not wish to enforce, defend or Prosecute any LiPlasome Patent, Chosa shall immediately give notice to LiPlasome and provide LiPlasome with a reasonable opportunity to do so, and provide reasonable assistance to LiPlasome for this purpose. The same shall apply to any patent term extensions, adjustments, restorations or supplementary protection certificates with respect to the LiPlasome Patents.

7.6	If rights granted pursuant to the DRP® Companion Diagnostics License for the DRP® Companion Diagnostics are infringed or misappropriated by a Third Party or otherwise become the subject of legal or administrative proceedings, Chosa shall solely decide whether to pursue such infringement and all costs shall be borne by Chosa and all damages, fees, compensation, etc. and/or settlement amounts awarded or obtained during such proceedings/negotiations shall accrue to Chosa as well. The foregoing shall also apply with respect to defending such rights granted pursuant to the DRP® Companion Diagnostics License for the DRP® Companion Diagnostics in case of third-party claims of infringement by Chosa. Notwithstanding anything to the contrary, Chosa shall indemnify ALLARITY in full for any cost or other damages incurred by ALLARITY in connection with the enforcement by Chosa of its rights under this clause 7.6.

New IPR

7.7	Any discoveries, patents, utility models, designs, trademarks, know-how, software, screening data and other data, code, designs, documentation, techniques, materials, inventions, including applications, provisional applications, divisionals, continuations, continuations-in-part, reissues and re-examinations, and other work product in any form and on whatever media and any enhancements, improvements, upgrades, modifications and alterations thereto in any form, created, conceived, prepared, made, developed, originated and/or delivered (in whole or in part) by a Party or its sublicensees or subcontractors under this Agreement related to LiPlaCis shall be considered “New IPR” for the purpose of this Agreement. Such New IPR shall be and remain the sole and exclusive property of the creating Party. However, such New IPR created by LiPlasome, shall become part of the LiPlasome License subject to the terms of this Agreement. Any New IPR that relates to improvements of the DRP® Companion Diagnostics for which rights are granted pursuant to the DRP® Companion Diagnostics License shall also be owned by the creating Party, however, if such New IPR is created by ALLARITY, it shall become part of the DRP® Companion Diagnostics License in accordance with clause 3.5 of this Agreement.

7.8	The owner of the New IPR shall solely decide whether and where such New IPR shall be registered (file applications). All costs relating to such registration and maintenance shall be borne by Chosa if and only if Chosa agrees such New IPR shall be registered and included within the scope of this Agreement. Chosa shall cooperate with LiPlasome and ALLARITY in relation to the registration of such New IPR.

7.9	Each of Chosa and LiPlasome shall promptly notify the other in writing in the event that it becomes aware of any facts that may affect the validity, scope or enforceability of New IPR.

7.10	If any New IPR owned by LiPlasome or ALLARITY is infringed or misappropriated by a Third Party or otherwise becomes the subject of legal or administrative proceedings, Chosa and either LiPlasome or ALLARITY as applicable shall jointly decide whether to pursue such infringement and all costs shall be split equally. In case Chosa and LiPlasome or ALLARITY cannot agree whether to pursue infringements, either of Chosa and LiPlasome or ALLARITY shall be entitled to initiate proceedings/negotiations on its own, however, in such case the costs related to such proceedings/negotiations shall be borne by either of Chosa and LiPlasome or ALLARITY, as applicable, alone and all damages, fees, compensation, etc. and/or settlement amounts awarded or obtained during such proceedings/negotiations shall accrue to that Party as well. The foregoing shall also apply with respect to defending any New IPR in case of third-party claims of infringement pursued by either LiPlasome, ALLARITY or Chosa.

Screening data

7.11	For the avoidance of doubt, the rights to the screening data related to LiPlaCis generated in LiPlasome prior to 15 February 2016 belong to LiPlasome, but is a part of the LiPlasome License, cf. clause 3.2.

7.12	LiPlasome has a right to patient screening data generated by ALLARITY and Smerud related to LiPlacis after 15 February 2016, which is part of the LiPlasome License, cf. clause 3.2.

8.	Non-competition

8.1	ALLARITY shall not be entitled to develop Products within the Field for the Term of this Agreement.

9.	Term and termination

9.1	This Agreement shall come into force on the date of signing by the Parties (the “Effective Date”). This Agreement supersedes and replaces the Original Agreement which will terminate at the execution of this Agreement.

9.2	The Parties shall prepare customary completion statements concerning the costs of maintenance and enforcement of the LiPlasome Patents.

9.3	Any Party may terminate this Agreement giving thirty (30) days’ written notice to the other Party in the event that the other Party is in material breach of this Agreement and has not cured such material breach within the said thirty (30) days’ period.

9.4	Upon termination of this Agreement, all rights granted herein and hereunder shall immediately terminate in relation to Chosa and Chosa and its sublicensees (if any) shall cease all exploitation of the Licenses as well as all sales of any products commercialized under the Licenses, and the Parties shall execute all such documents and do all such other acts as may be reasonably required to effectuate the termination of the Agreement. For the avoidance of doubt, any payments made under clause 5 above shall not be returned.

9.5	Any outstanding payments under clause 5 shall be paid by Chosa to LiPlasome or ALLARITY, as applicable, no later than one (1) month following termination.

9.6	Upon termination of this Agreement,

(i)	the LiPlasome License shall terminate and Chosa shall further deliver to LiPlasome (and will procure that its sublicensees and subcontractors deliver) all Proprietary Rights, the screening data related to LiPlaCis and all other documents (regardless of media) and other materials containing or evidencing confidential information, including, without limitation, all materials containing or evidencing know-how or other materials/documents related to the LiPlasome License, in such a manner as shall then be mutually agreed upon between LiPlasome and Chosa in good faith

(ii)	the DRP® Companion Diagnostic License shall be deemed granted by ALLARITY to LiPlasome free of charge and the terms set forth in clauses 2, 3.5, 7, 9, 10, 11 and 13 of this Agreement shall apply mutadis mutandis between ALLARITY and LiPlasome for that purpose, and

(iii)	Chosa will deliver to LiPlasome all documents (regardless of media) and other materials containing or evidencing confidential information, including, without limitation, all materials containing or evidencing know-how or other materials/documents related to the DRP® Companion Diagnostics License, in such a manner as shall then be mutually agreed upon between LiPlasome and Chosa in good faith.

9.7	In the event that LiPlasome should enter into bankruptcy, reconstruction proceedings or similar, the Parties agree that Chosa shall be granted a first refusal right to take over and acquire the intellectual property rights necessary to ensure the uninterrupted continuation of the LiPlasome License rights as granted herein. This first right of refusal shall survive any transfer or assignment of the Agreement to a Third Party.

10.	Liability

10.1	Any Party shall have the remedies generally available under Danish law in the event of a Party’s breach (including material breach) of its obligations under this Agreement.

10.2	Except as otherwise expressly provided for under the terms of this Agreement, no right or remedy herein conferred upon or reserved to any Party is exclusive of any other right or remedy herein, or by law provided or permitted, but each shall be cumulative of any other right or remedy provided in this Agreement.

10.3	Notwithstanding the above, in no event shall any Party be liable to the other for any lost revenues or profits or other indirect or consequential damages arising out of this Agreement.

10.4	Furthermore, LiPlasome and ALLARITY shall not be liable for any product liability or any other loss (damages, loss of profits, loss of goodwill, other indirect losses, etc.) whatsoever that Chosa may incur in consequence of its exploitation of the LiPlasome License or the DRP® Companion Diagnostics License.

10.5	Chosa shall indemnify, defend and hold each of LiPlasome and ALLARITY harmless from any and all claims from Third Parties for damage to property, personal injury and losses resulting there from, caused by or in any way connected with products commercialized under the License or DRP® Companion Diagnostics License; excepting claims arising solely from the negligence or willful misconduct of LiPlasome or ALLARITY, as applicable, or from their breach of any warranties under this Agreement.

11.	Confidentiality

11.1	Each Party shall keep all confidential information secret and confidential and shall not disclose the same or any part thereof to any third party. Such obligation shall not apply to information:

●	Which is in the public domain at the time of disclosure;

●	which is published or otherwise becomes part of the public domain through no fault of the Party receiving the information;

●	which was in the possession of the receiving Party at the time of disclosure, as shown by prior written records, or becomes available from a third party who has the right to disclose it;

●	which is independently developed by a Party, without reference to or use of any confidential information of the other, as shown by written records; and/or

●	which is required to be disclosed to any regulatory authority for the purpose of obtaining regulatory approvals or which is otherwise required to be disclosed by law or by mandatory rules or procedures applicable to a public traded company.

11.2	Each Party undertakes to ensure that its employees keep confidential information secret and confidential on the same terms as those applying to the Parties hereunder, both during and after their employment by that Party.

11.3	In the event of a Party’s material breach of its obligations to maintain confidentiality as set forth in this clause 11, the Party in breach shall pay to the other Party an agreed penalty of DKK 250,000. This agreed penalty amount shall be paid for each separate instance of material breach. A Party’s payment of the agreed penalty shall not release such Party from its obligations of confidentiality as set forth in this Agreement or for payment of damages exceeding such penalty payment.

11.4	The Parties’ obligations under this clause 11 shall survive the termination of this Agreement.

11.5	Chosa shall have the sole right to publish the results and data of LiPlasome’s prior LiPlaCis Phase 1/2 study (“Prior Study”), provided that (i) all proposed publications or press releases (“Publication”) will be subject to customary ethical guidelines regarding authorship, accuracy, and attribution; (ii) any such Publication shall be subject to ALLARITY’s and LiPlasome's prior review and approval; and (iii) any approved Publication shall properly attribute the Prior Study, DRP® Companion Diagnostics and any related clinical trials to ALLARITY and LiPlasome, including by ensuring that any reference to the DRP® Companion Diagnostics includes a disclosure that the DRP® Companion Diagnostics is a registered trademark to ALLARITY and/or its Affiliates.

11.6	Chosa shall not use ALLARITY’s registered trademarks for the DRP® Companion Diagnostics without the prior express written approval of ALLARITY, it being understood and agreed that (i) Chosa shall have a limited right and license to use ALLARITY’s registered DRP® Companion Diagnostics trademark solely for marketing and commercialization of the licensed DRP® Companion Diagnostics under this Agreement; (ii) Chosa shall include an appropriate reference in any marketing materials that the DRP® is a registered trademark of ALLARITY and the DRP® Companion Diagnostics are licensed technology of ALLARITY. ALLARITY shall have a right of inspection to confirm compliance with this Section 11.6 and to ensure the quality of the DRP® Companion Diagnostics offered under its trademarks.

12.	Assignment

12.1	Except as otherwise provided for in the Agreement, this Agreement or any of the rights or obligations hereunder may not be assigned or transferred, without the prior written consent of all such Parties, which shall not be unreasonably withheld.

12.2	Notwithstanding the foregoing, a Party may without the prior written consent of the other Parties, assign this Agreement, including all rights and obligations under the Agreement, to a successor in connection with the share sale, asset sale, business combination or any other transaction of all or substantially all of such Party's business to a Third Party. Any such assignment shall not be deemed effective unless such assignee has agreed in writing to be bound by the terms and provisions of this Agreement. Any assignment of the Agreement in breach of this section 12.2 shall be null and void.

13.	Governing law and venue

13.1	This Agreement shall be governed by and construed exclusively in accordance with Danish law without regard to its rules on the conflict of laws.

13.2	Any dispute arising out of or in connection with this Agreement, including any disputes regarding the existence, validity or termination, shall be settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration in Copenhagen and in force at the time when such proceedings are commenced. The proceedings shall be conducted in accordance with the procedural rules of Danish law and in the Danish language. The seat of the arbitration shall be Copenhagen, Denmark. Nothing in this clause 12 shall prevent a Party from seeking injunctive relief with no provision of security.

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This Agreement is executed in three (3) copies, each of which shall constitute an original.

[Signature page follows]

On behalf of LiPlasome Pharma ApS:

On behalf of Chosa ApS:

/s/ John Riis Mortensen	/s/ Peter Buhl
John Riis Mortensen	Peter Buhl
Chairman

/s/ Hans-Henrik Eriksen
Hans-Henrik Eriksen
CEO

On behalf of Allarity Therapeutics Europe ApS:

/s/ Steve Carchedi
Steve Carchedi

Exhibit A

DRP® Companion Diagnostics Related Materials